EXHIBIT 10.1

AMENDMENT NO. 1
TO THE MARKETING AND DISTRIBUTION AGREEMENT

             This Amendment No. 1 (this “Amendment”) is made as of the 28th day of January, 2002, by and between Abbott Laboratories, an Illinois corporation having its principal place of business at 100 Abbott Park Road, Abbott Park, Illinois 60064-6400 (“Abbott”), and Digene Corporation, a Delaware corporation having its principal place of business at 1201 Clopper Road, Gaithersburg, Maryland 20878 (“Digene”), and amends the Marketing and Distribution Agreement, dated as of May 7, 1999 between Abbott and Digene (the “Agreement”). All capitalized terms used in this Amendment without definition shall have the meanings given to such terms in the Agreement.

RECITALS

             Digene and Abbott are Parties to the Agreement pursuant to which Digene appointed Abbott as Digene’s: (a) exclusive distributor of CT/GC in the CT/GC Territory for use in the Field; (b) exclusive distributor of HBV in the HBV Territory for use in the Field; (c) exclusive distributor of HPV in the HPV Territory for use in the Field; (d) non-exclusive distributor of Equipment in the Territory for use with respect to Products in the CMV Territory with respect to CMV in the Field; (e) non-exclusive distributor of CMV in the CMV Territory for use in the Field; and (f) non-exclusive distributor of SHARP in the SHARP Territory for use in the Field.

             On April 30, 2001, Digene (a) terminated the terms and provisions of the Agreement as applied to Digene’s HPV Products, Product Accessories and Equipment, and (b) converted Abbott’s distribution rights under the Agreement for Digene’s HBV Products to non-exclusive for the remainder of the Term with respect to HBV.

             Digene and Abbott have agreed that Digene will purchase Abbott’s exclusive rights under the Agreement to CT/GC in the CT/GC Territory, (the “CT/GC Business”), subject to the creation of a limited, non-exclusive wind-down period for the sales of CT/GC Products and Product Accessories by Abbott in Europe, the Middle East and Africa ending on April 30, 2002 (the “Wind-Down Termination Date”).

             Digene and Abbott have further agreed to settle and satisfy all obligations of both Digene and Abbott related to the reconciliation of AUPs (as defined in Section 6.4 of the Agreement) for the Products.

             Abbott and Digene desire to enter into this Amendment to modify the Agreement to reflect termination of the Term with respect to CT/GC and to amend the obligations of the Parties to reconcile AUPs for the Products.

AGREEMENT

             NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, and upon the terms and subject to conditions set forth below, Abbott and Digene hereby agree as follows:

1.          Definitions. All capitalized terms used in this Amendment without definition shall have the meanings set forth in the Agreement.

2.          Amended and Restated Definition of Net Sales. The definition of “Net Sales” is hereby deleted in its entirety from the Agreement and hereby replaced with the following:

“1.56 “Net Sales” shall mean the total of the gross amount billed or invoiced to Third Parties for the sale of a Product in the Field (“Gross Sales”), less:

(a)	rebates granted and allowances, trade, quantity or cash discounts actually allowed and taken;

(b)	retroactive price reductions imposed by government authorities;

(c)	fees, commissions or rebates lawfully paid pursuant to contracts with group purchasing organizations;

(d)	amounts actually repaid a Third Party by reason of rejection or return of defective Product; and

(e)	a fixed amount representing upcharges paid by Third Parties as part of a reagent agreement plan or similar arrangement equal to five and one-half percent (5.5%) times the excess of (i) Gross Sales over (ii) deductions made under subsections (a) through (d) above;

provided, however, that if any Product is sold by Abbott or its Affiliates in combination with other components which have commercial utility other than use in combination with such Product (together, a “Combination Product”), Net Sales of such Product shall be the gross invoiced price of such Combination Product billed to customers by Abbott or its Affiliates, less the allowances and adjustment referred to above, multiplied by the fraction A/(A+B), where A is the gross selling price of the Product sold separately during the period in question, and B is the gross selling price of such other components sold separately during the period in question; provided, further, that if any Combination Product is sold by Abbott or its Affiliates and the gross selling price for the Product or such other components is not determinable, then the gross amount billed or invoiced to Third Parties for the sale of such Product shall be deemed to be an amount equal to the percentage of the gross sales price, less the allowances and adjustments referred to above, for the Combination Product which is equal to the percentage of the fair market value of the Product and such other components in the Combination Product represented by the fair market value of the Product.”

3.          Termination of CT/GC and Wind-down Activities. The Agreement is hereby amended to include a new Section 4.7, which shall be and read in full as follows:

“4.7 Termination of CT/GC and Wind-down Activities. Digene and Abbott hereby terminate the Term for CT/GC and establish the following wind-down period. Beginning on the date hereof and ending on April 30, 2002, Abbott and Digene shall engage in a wind-down period related to the CT/GC Business in Europe, Africa and the Middle East (the “EMA Territory”). As of the date hereof, Abbott shall have no further rights or obligations under this Agreement with respect to CT/GC outside the EMA Territory, and, notwithstanding any other provisions of this Agreement, Abbott shall have no rights or interests to any Improvement with regard to CT/GC. During such wind-down period, Abbott’s rights shall convert to non-exclusive for CT/GC in the EMA Territory, and Digene and Abbott shall continue to perform their respective duties and be bound to their respective obligations hereunder with respect to manufacturing, supplying, selling and distributing CT/GC. During such wind-down period, Abbott and its Affiliates shall only solicit Trade that were customers of Abbott or its Affiliates in the EMA Territory for CT/GC as of the date hereof, and shall be precluded from selling CT/GC to Third Parties that were not customers of Abbott or its Affiliates as of the date hereof. If new customers contact Abbott or its Affiliates on their own regarding CT/GC, Abbott shall refer such customers directly to Digene or its designee.”

4.            Effect of Amendment. Except as expressly modified by this Amendment, the terms and provisions of the Agreement shall remain in full force and effect. The intent of the Parties is to terminate all rights and obligations of the Parties under the Agreement with respect to the CT/GC Business as of and after the Wind-Down Termination Date, and to limit the rights and obligations of the Parties under the Agreement with respect to CT/GC and the CT/GC Business during the wind-down period as set forth in Section 3 of this Amendment. In the event of any conflict between the terms of this Amendment and the terms of the Agreement, the terms of this Amendment shall control.

5.            Miscellaneous. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be reasonably necessary or appropriate in order to carry out the purposes and intent of this Amendment.

                              IN WITNESS WHEREOF, each Party has caused this Amendment No. 1 to the Agreement to be executed on its behalf by its duly authorized officer as of the date first above written.

ABBOTT LABORATORIES	DIGENE CORPORATION

By: Name: Title:	/s/ Edward L. Michael Edward L. Michael Vice President Diagnostic Assays & Systems	By: Name: Title:	/s/ Evan Jones Evan Jones Chairman & CEO

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